Exhibit 10.11

Confidential Treatment Requested by The Telx Group, Inc.

AMENDMENT OF LEASE

This Amendment of Lease (this “Agreement”), dated as of this 15th day of May, 2006, between 60 HUDSON OWNER LLC (successor to Hudson Telegraph Associates, L.P., formerly known as Hudson Telegraph Associates), a Delaware limited liability company, having an office c/o Williams Real Estate Co. Inc., 380 Madison Avenue, New York, New York 10017-2513 (“Landlord”), and COLO PROPERTIES, INC. (successor to telx Communications Corporation), a Delaware corporation, having an address at 17 State Street, 33rd Floor, New York, New York 10004 (“Tenant”).

W I T N E S S E T H:

WHEREAS:

A. Landlord and Tenant are the present parties to a lease dated as of July 6, 1999, as amended to date (“Existing 9th Floor Lease”), pursuant to which Tenant now leases a portion of the 9th floor (“9th Floor Premises”) in Landlord’s building at 60 Hudson Street, New York, New York (“Building”). The present Expiration Date of the Existing 9th Floor Lease is April 30, 2015.

B. Landlord and Tenant wish to amend the Existing 9th Floor Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, Landlord and Tenant agree that the Existing 9th Floor Lease hereby is amended as follows:

1. Definitions. All defined terms herein shall have the same meanings ascribed to them in the Existing 9th Floor Lease. The Existing 9th Floor Lease, as amended by this Agreement and as the same may be hereafter amended, is hereinafter sometimes referred to as the “Amended 9th Floor Lease.”

2. Extension of Term of Existing 9th Floor Lease. The Term of the Existing 9th Floor Lease hereby is extended from May 1, 2015 through October 31, 2017 (“9th Floor Extended Term”). Therefore, October 31, 2017 is the new “Expiration Date” of the Amended 9 th Floor Lease. During the 9th Floor Extended Term, the 9th Floor Premises shall be leased to Tenant on all presently applicable terms and conditions of the Existing 9th Floor Lease, except that Fixed Rent with respect to the 9th Floor Premises shall be at the rate of [***] per annum for the period from May 1, 2015 through April 30, 2016, [***] per annum for the period from May 1, 2016 through April 30, 2017 and [***] per annum (appropriately pro rated) for the period from May 1, 2017 through October 31, 2017.

3. Leasing of Additional Space in the Building.

(A) As of the date of this Agreement (“Additional Premises Commencement Date”) and for the balance of the Term of the Amended 9th Floor Lease, the premises demised by the Amended 9th Floor Lease shall constitute the 9th Floor Premises, plus the following additional portions of the Building:

(i) The portion of the 11th floor at the Building (“11th Floor Premises”) indicated by hatching on Exhibit A annexed hereto;

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) The portion of the ground floor at the Building (“Ground Floor Premises”) indicated by hatching on Exhibit B annexed hereto; and

(iii) The portion of the basement at the Building (“Basement Premises”) indicated by hatching on Exhibit C annexed hereto.

The 9th Floor Premises, the 11th Floor Premises, the Ground Floor Premises and the Basement Premises are sometimes hereinafter collectively called the “Current Premises.” The 11th Floor Premises, the Ground Floor Premises and the Basement Premises are sometimes hereinafter collectively called the “Additional Premises.”

(B) The 11th Floor Premises may be used solely for the purposes permitted by Article 2 and any other applicable provisions (and not prohibited by Article 43 and any other applicable provision) of the Existing 9th Floor Lease. The Ground Floor Premises may be used solely for the installation and operation of an emergency power generator (“Generator”) which will service only Tenant’s business operations in the Current Premises. The Basement Premises may be used solely for the installation and operation of a fuel tank and related equipment to service the Generator (“Fuel Tank”). Under all applicable circumstances, the leasing of the Basement Premises and the Ground Floor Premises and the installation and operation of the Generator in the Ground Floor Premises and the Fuel Tank in the Basement Premises shall be upon and subject to all terms and conditions of the Amended 9th Floor Lease (including, without limitation, Article 6 thereof).

(C) The Current Premises shall be leased to Tenant in its “as is” condition on the Additional Premises Commencement Date, reasonable wear and tear excepted, and Landlord shall not be required to perform any work to prepare the Current Premises for Tenant’s occupancy. The taking of possession of the Current Premises by Tenant shall be conclusive evidence as against Tenant that, at the time such possession was taken, the Current Premises and the Building were in good and satisfactory condition. Notwithstanding the foregoing, reasonably expeditiously after the Additional Premises Commencement Date, Landlord Shall furnish Tenant with an ACP-5 form for the Additional Premises.

(D) Tenant shall be permitted to use all equipment currently installed in the 11th Floor Premises in its “as is” condition on the Additional Premises Commencement Date. Tenant acknowledges that Landlord makes no representation, and shall have no obligations, with respect to the condition, state of repair, operation, suitability, legal compliance or any other matter whatsoever with respect to any such equipment.

(E) Anything herein to the contrary notwithstanding, it shall be Landlord’s responsibility to cure all violations of record (including, without limitation, obtaining any necessary permits for the Generator, Fuel Tank and related equipment and installations, to the extent such equipment is located in the Additional Premises) pertaining to the Additional Premises existing on the Additional Premises Commencement Date. Landlord shall do so with reasonable expedition thereafter.

4. Fixed Rent for the Additional Premises.

(A) The Fixed Rent for the Additional Premises (which includes an annual cumulative two and one-half (2 1/2%) percent increase intended to reimburse Landlord for anticipated increases in Building operating expenses, in lieu of operating expense escalation or so-called porter’s wage escalation) shall be as set forth in the following table:

Period	Fixed Rent Per Annum
Additional Premises Commencement Date – 4/30/2007	[***]
5/1/2007 – 4/30/2008	[***]
5/1/2008 – 4/30/2009	[***]
5/1/2009 – 4/30/2010	[***]
5/1/2010 – 4/30/2011	[***]
5/1/2011 – 4/30/2012	[***]
5/1/2012 – 4/30/2013	[***]
5/1/2013 – 4/30/2014	[***]
5/1/2014 – 4/30/2015	[***]
5/1/2015 – 4/30/2016	[***]
5/1/2016 – 4/30/2017	[***]
5/1/2017 – 10/31/2017	[***]

The foregoing Fixed Rent payable for the Additional Premises shall be in addition to all Fixed Rent payable for the 9th Floor Premises and shall be appropriately pro rated for the period from 5/1-10/31/2017.

(B) Provided Tenant is not in default under the Amended 9th Floor Lease after the giving of any notice and the expiration of any applicable grace period, the Fixed Rent allocable to the Additional Premises only shall abate fully for the first six (6) months following the Additional Premises Commencement Date and by the amount of [***] for each of the seventh (7th) and eight (8th) months following the Additional Premises Commencement Date.

5. Additional Rent for the Additional Premises. It is the intention of the parties that additional rent payable by Tenant pursuant to the Amended 9th Floor Lease shall be calculated separately for the 9th Floor Premises and the Additional Premises. The calculations with respect to the 9th Floor Premises shall be made pursuant to the applicable provisions of Articles 37 and 39 of the Existing 9th Floor Lease. The calculations for the Additional Premises shall be made pursuant to the applicable provisions of Articles 37 and 39 of the Existing 9th Floor Lease with the following modifications:

(A) “Base Tax Year” for the Additional Premises shall mean the Real Estate Taxes as finally determined for the tax fiscal year ending June 30, 2006;

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B) “Base Year Taxes” for the Additional Premises shall mean the Real Estate Taxes as finally determined for the Base Tax Year;

(C) “Subsequent Tax Year” for the Additional Premises shall mean any tax fiscal year commencing on or after July 1, 2006; and

(D) ‘Tenant’s Proportionate Share” for the Additional Premises shall mean 1.057%.

6. Elimination and/or Modification of the Applicability of Provisions of the Existing 9th Floor Lease with respect to the Additional Premises.

(A) The provisions of Articles 41, 50, 71 and 72 of the Existing 9th Floor Lease shall be inapplicable to the leasing of the Additional Premises pursuant hereto.

(B) The following provision is inserted at the end of Section 43(A) of the Existing 9th Floor Lease:

“Notwithstanding the foregoing, Landlord and Tenant acknowledge that the 11th Floor Premises presently is served by an existing electrical capacity of 800 amps of electrical capacity at 208/110 volts (“800 Amps”) and that the foregoing provisions of this Section 43(A) only entitle Tenant to utilize 362 amps thereof without additional charge. Tenant wishes to utilize the entire 800 Amps and have the additional 438 amps of electrical capacity at 208/110 volts (“Additional Amperage”) continue to serve the 11th Floor Premises, and, simultaneously with the execution and exchange of this Agreement, is paying Landlord $32,850.00 for the right to so utilize the Additional Amperage.”

(C) Article 51 of the Existing Lease is deleted in its entirety and the following is substituted therefor:

“51. Insurance

During the Term, Tenant shall pay for and keep in force general liability policies in standard form providing coverage on an occurrence basis including bodily injury and property damage liability, personal injury liability, contractual liability and fire legal liability, all subject to common terms and conditions. Such insurance is to be primary insurance, notwithstanding any insurance maintained by the indemnified parties, shall cover the operations of Tenant and shall contain no deductible or self-insurance except as reasonably approved by Landlord. Such insurance is to be secured with New York licensed insurers authorized to issue such policies, and reasonably approved by Landlord. The minimum limits of liability shall be a combined single limit for bodily injury and property damage of not less than $3,000,000.00 per occurrence and annual aggregate per location. If at any time during the Term it appears that public liability or property damage limits in the City of New York for buildings similarly situated, due regard being given to the use and occupancy thereof, are higher than the foregoing limits, then Tenant shall increase the foregoing limits accordingly. Landlord (and each member thereof in the event Landlord is a partnership, joint venture or other entity) and Landlord’s managing agent (Landlord’s current managing agent is GVA Williams) shall be named as additional insureds in the aforesaid insurance policies. Tenant shall also secure and keep in force “all risk” property insurance covering all of its personal property, equipment, trade fixtures, goods, merchandise, furniture, furnishings and other items removable by Tenant located in the premises for the full replacement value thereof from time to time. All such policies shall guarantee that Landlord shall be afforded not less than thirty (30) days’ prior notice of cancellation, non-renewal or material change of or to said insurance. Tenant shall deliver ACORD 25 or 28, as appropriate, or the nearest equivalent if any such form is discontinued or superseded, certificates of insurance evidencing such policies, including the additional insureds as required above. Tenant shall Supply renewal certificates no less than ten (10) days prior to expiration. All premiums and charges for the aforesaid insurance shall be paid by Tenant. If Tenant shall fail to maintain any such required insurance, or to pay the premiums therefor when due, Landlord may obtain such insurance or make such payment and the cost thereof to Landlord shall be repaid to Landlord by Tenant on demand as additional rent. Tenant shall not violate or permit to be violated any condition of any of said policies and Tenant shall perform and satisfy the requirements of the companies writing such policies.”

(D) Article 55 of the Existing Lease is deleted in its entirety and the following is substituted therefor:

“55. Estoppel Certificate

Tenant, at any time, and from time to time, upon at least twenty (20) days’ prior notice by Landlord, shall execute, acknowledge and deliver to Landlord, and/or to any other party, firm or corporation specified by Landlord (“Recipient”), a statement (1) certifying that this lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (2) stating the dates to which Fixed Rent and additional rent then payable under this lease have been paid, (3) stating whether or not, to the best of Tenant’s knowledge, there exists any defaults by Landlord under this lease and, if so, specifying each such default, (4) confirming that Tenant has accepted possession of and is currently occupying the demised premises for the conduct of business, (5) stating the commencement and expiration dates of this lease, (6) stating whether or not, to Tenant’s best knowledge, there are any existing defenses to or offsets against Landlord’s enforcement of this lease and Tenant’s obligation to pay Extended Term Fixed Rent and additional rent hereunder, and (7) furnishing any other information that may be reasonably requested by the Recipient.”

7. Increase in Security Deposit. The amount of the Security Deposit under the Existing 9th Floor Lease is increased by $266,490.00, which shall be accomplished by way of an amendment to the existing Letter of Credit under the Existing 9th Floor Lease, adjusting the amount thereof to the sum of $1,158,870.00, which shall not be subject to reduction during the balance of the Term of the Existing 9th Floor Lease. At any time that Landlord is holding cash as the Security Deposit, Landlord may demand, by notice to Tenant, that Tenant provide a Letter of Credit in the total amount of the required Security Deposit (upon receipt of which Landlord will return such cash to Tenant), and, if Tenant fails to provide such Letter of Credit within fifteen (15) business days after such demand is given, Landlord may arrange for the issuance thereof, using the cash it is then holding, and Tenant shall, upon demand, reimburse Landlord for the amount by which the cost of the issuance thereof, including fees and other reasonable costs of issuance, exceeds the cash being held by Landlord. The Security Deposit under the Amended 9th Floor Lease and/or any Security Deposit(s) held under any leases of space in the Building between Landlord and Tenant shall serve as security under all of such leases and the Amended 9th Floor Lease.

8. Condenser Water.

(A) Landlord approves, in principle, subject to Tenant’s compliance with all applicable provisions of the Amended 9th Floor Lease, Tenant’s installation of water-cooled supplemental air conditioning system (within the 11th Floor Premises) which are reasonably acceptable to Landlord and have a combined capacity of not more than sixty (60) tons (collectively, the “11th Floor Supplemental System”), Landlord shall reserve condenser water sufficient to enable Tenant to install such 11th Floor Supplemental System for a period of ninety (90) days after the Additional Premises Commencement Date. Tenant will obtain a contractor reasonably approved by Landlord (“Contractor”) to operate the 11th Floor Supplemental System and to connect it to the Building’s condenser water riser in accordance with plans approved by Landlord and will pay the Contractor directly for the cost thereof. There shall be no tap in charge, but Tenant shall pay to Landlord, upon execution of the contract(s) with the Contractor, an administrative and supervisory fee equal to five (5%) percent of the amount payable to the Contractor for its work in connection with the 11th Floor Supplemental System. Subject to all applicable provisions of the Amended 9th Floor Lease (including specifically, but without limitation, Article 27), Landlord agrees to furnish for Tenant’s use the condenser water necessary to operate the 11th Floor Supplemental System.

(B) Effective from and after the date that the 11th Floor Supplemental System is connected to the Building’s condenser water riser, Tenant shall pay Landlord a charge in the initial amount of $1,000.00 per ton per annum (“Condenser Water Charge”) for the number of tons of air conditioning capacity of the 11th Floor Supplemental System pursuant to Section (A)

hereinabove. On January 1, 2007, and on each January 1 thereafter throughout the Term of the Amended 9th Floor Lease, the Condenser Water Charge will increase by two and one-half (2 1/2%) percent of the Condenser Water Charge in effect on the immediately preceding day. The Condenser Water Charge shall be paid in twelve (12) equal monthly installments, on the first day of each month during the Term of the Amended 9th Floor Lease.

(C) Landlord will provide additional condenser water capacity, to the extent then available, from time to time at Tenant’s request at the then-prevailing Building rate therefor.

(D) Tenant shall, at its expense, make all necessary repairs and perform all necessary maintenance work to maintain the 11th Floor Supplemental System in good working order and condition and shall surrender the same in such condition at the end of the Term of the Amended 9th Floor Lease.

9. Leasing of Additional Space on the 11th Floor of the Building.

(A) By notice sent to Tenant at any time from and after August 1, 2007 (“Landlord’s 11th Floor Notice”), Landlord may cause Tenant to lease the portion of the 11th floor at the Building adjacent to the 11th Floor Premises and indicated by hatching on Exhibit D annexed hereto (“Additional 11th Floor Premises”). Landlord and Tenant, having made due investigation to their mutual satisfaction, hereby agree that the Additional 11th Floor Premises constitutes 9,713 rentable square feet.

(B) From and after the date Landlord sends Landlord’s 11th Floor Notice (“Additional 11th Floor Premises Commencement Date”), the Additional 11th Floor Premises shall be leased to Tenant upon and subject to all then applicable terms and conditions of the Amended 9th Floor Lease, with the following modifications:

(i) The Additional 11th Floor Premises may be used solely for the purposes permitted by Article 2 and any other applicable provisions (and not prohibited by Article 43 and any other applicable provision) of the Amended 9th Floor Lease;

(ii) The Additional 11th Floor Premises shall be leased to Tenant in its “as is” condition on the Additional 11th Floor Premises Commencement Date, reasonable wear and tear excepted, and Landlord shall not be required to perform any work to prepare the Additional 11th Floor Premises for Tenant’s occupancy. However, the leasehold improvements and/or equipment listed on Exhibit F annexed hereto shall be present in the Additional 11th Floor Premises on the Additional 11th Floor Premises Commencement Date. The taking of possession of the Additional 11th Floor Premises by Tenant shall be conclusive evidence as against Tenant that, at the time such possession was taken, the Additional 11th Floor Premises were in good and satisfactory condition. Notwithstanding the foregoing, reasonably expeditiously after the Additional 11th Floor Premises Commencement Date, Landlord shall furnish Tenant with an ACP-5 form for the Additional 11th Floor Premises;

(iii) (a) The Fixed Rent for the Additional 11 th Floor Premises (which includes an annual cumulative two and one-half (2 1/2%) percent increase intended to reimburse Landlord for anticipated increases in Building operating expenses in lieu of operating expense escalation or so-called porter’s wage escalation) shall be as set forth in the following table:

Period	Fixed Rent Per Annum
Annual period commencing on the Additional 11th Floor Premises Commencement Date (“Year 1”)	[***]
Annual Period following Year 1 (“Year 2”)	[***]
Annual Period following Year 2 (“Year 3”)	[***]
Annual Period following Year 3 (“Year 4”)	[***]
Annual Period following Year 4 (“Year 5”)	[***]
Annual Period following Year 5 (“Year 6”)	[***]
Annual Period following Year 6 (“Year 7”)	[***]
Annual Period following Year 7 (“Year 8”)	[***]
Annual Period following Year 8 (“Year 9”)	[***]
Period beginning on the date following the end of Year 9 and ending on October 31, 2017 (“Year 10”)	[***]

The foregoing Fixed Rent payable for the Additional 11th Floor Premises shall be in addition to all Fixed Rent payable for the Current Premises and shall be appropriately pro rated for Year 10.

(b) Provided Tenant is not in default under the Amended 9th Floor Lease after the giving of any notice and the expiration of any applicable grace period, the Fixed Rent allocable to the Additional 11th Floor Premises only shall abate fully for the first six (6) months following the Additional 11th Floor Premises Commencement Date and by the amount of [***] for each of the seventh (7th) and eighth (8th) months following the Additional 11th Floor Premises Commencement Date.

(iv) It is the intention of the parties that additional rent payable by Tenant for the Additional 11th Floor Premises shall be calculated in the same manner as the additional rent payable for the Additional Premises (as set forth in Paragraph 5 hereof), except that Tenant’s Proportionate Share for the Additional 11th Floor Premises shall be 1.156%.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(C) Notwithstanding the foregoing provisions of this Paragraph 9, Tenant acknowledges and agrees that Landlord will, from and after the date hereof, be attempting to lease the Additional 11th Floor Premises to another party. At such time as Landlord has delivered or received a written offer from another party and, based on negotiations with such party, believes in good faith that it is close to a meeting of the minds with such party with respect to the material economic terms for a lease of the entire Additional 11th Floor Premises, Landlord shall so notify Tenant (“Refusal Space Offer Notice”) and offer to lease the Additional 11th Floor Premises to Tenant upon the terms and conditions reflected in Subparagraph (B) hereinabove, except that the term of such leasing shall be coterminous with the Amended 9th Floor Lease. If Tenant fails to notify Landlord of its acceptance of such offer within ten (10) days after the Refusal Space Offer Notice is sent, then Tenant shall be deemed to have waived its rights under this subparagraph (C) with respect to the Additional 11th Floor Premises and Landlord shall have the absolute right to lease the entire Additional 11th Floor Premises to any other party. No such waiver of such rights of Tenant shall affect Landlord’s rights under subparagraphs (A) and (B) of this Paragraph 9.

(D) If Tenant timely accepts the offer set forth in the Refusal Space Offer Notice, the Additional 11th Floor Premises shall be leased to Tenant from and after the date Tenant so accepts such offer (which date thereupon automatically shall become the Additional 11th Floor Premises Commencement Date pursuant to subparagraphs (C) and (D) of this Paragraph 9) and the Additional 11th Floor Premises shall be leased to Tenant upon and subject to the terms and conditions set forth in subparagraph (B) of this Paragraph 9, except that (i) Year 10 shall be the annual period following Year 9, and (ii) Year 11, if applicable, shall be the period beginning on the date following the end of Year 10 and ending on October 31, 2017 (for which the Fixed Rent per annum shall be [***], appropriately pro rated).

(E) Whenever the Additional 11th Floor Premises becomes leased to Tenant pursuant to this Paragraph 9, the Security Deposit under the Amended 9th Floor Lease shall be increased by $291,390.00, which increase shall be accomplished by the procedure, and be governed by the provisions, set forth in Paragraph 7 hereof.

10. USA Patriot Act

(A) Certification. Tenant hereby certifies that:

(i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii) It is not engaged in the transaction reflected in this Agreement, directly or indirectly on behalf of, or instigating or facilitating such transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B) Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all loss, damage, liability, cost and expense of any nature (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.

(C) Assignment and/or Subletting. If Tenant assigns any of its leases of space at the Building (“Leases”), the assignee under such assignment shall be required to expressly provide any certification reasonably required by Landlord which relates to the USA Patriot Act. Any sublease of all or any portion of the premises demised under any of the Leases (“Space”) shall require the sublessee to expressly provide any certification reasonably required by Landlord which relates to the USA Patriot Act.

11. Certain Restrictions. As a material inducement to Landlord to enter into this Agreement, Tenant covenants, on behalf of itself and its successors and assigns, that (w) it will not hold itself out as operating a so-called Building sanctioned “meet-me room,” carrier or telecom hotel, or other similar type of interconnection facility for the telecommunications industry which utilizes the name or address of the Building or otherwise indicates that such operation is in any manner affiliated with the Building; (x) it will exercise its best efforts to avoid creating the impression within the marketplace that Tenant’s business operations have any affiliation with the Building; (y) it will cause any entity hereafter subleasing, licensing or otherwise occupying or maintaining equipment in any Space (“User”) to agree, in writing, to comply with the covenants set forth in (w) and (x) hereinabove and use its best efforts to have existing Users act consistently with such covenants; and (z) it will recognize the validity of Landlord’s trademarks as set forth in Exhibit E hereto and will refrain from using any of such trademarks or any other term that could be readily confused with Landlord’s trademarks. Tenant acknowledges and agrees that the covenants and restrictions set forth in this Paragraph are a material inducement for Landlord to enter into this Agreement with Tenant and a default hereunder shall be deemed a material default under this Agreement (and also under each of the Leases) for which Landlord shall have all of its rights and remedies set forth in the Leases and at law. Among any other remedies for any such default permitted by law or the provisions of the Leases, Landlord shall be entitled to enjoin Tenant from any violation of such covenants and restrictions.

12. Mortgage Provisions. Supplementing all applicable provisions of the Existing 9th Floor Lease (including, without limitation, Article 7 thereof), the Amended 9th Floor Lease is subject and subordinate to the first mortgage on the Building. In the event of a foreclosure of such mortgage, Tenant shall attorn to the mortgagee thereunder (“Mortgagee”) and any subsequent owner or purchaser of the Building and/or the land on which it stands (“Successor Owner”). At the request of the Successor Owner, Tenant shall execute an instrument or instruments confirming such attornment.

13. Brokerage. Tenant covenants, represents and warrants that Tenant has had no dealings or communications with any broker or agent, other than Williams Real Estate Co. Inc. (“Williams”), in connection with the consummation of this Agreement. Landlord agrees to pay a commission to Williams pursuant to a separate agreement. Tenant covenants and agrees to indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees) and liability for any commission or other compensation claimed by any other broker or agent (other than Williams) with respect to this Agreement.

14. Existing Leases Ratified. Except as modified by this Agreement, the Existing 9th Floor Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and the Existing 9th Floor Lease, as so modified, hereby is ratified and confirmed.

15. Successors and Assigns. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

16. Changes to Be in Writing. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement thereof is sought.

17. Not Binding Until Executed by Landlord. The submission of this Agreement to Tenant shall not constitute an offer by Landlord to execute and exchange this Agreement with Tenant and is made subject to Landlord’s acceptance, execution and delivery hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

60 HUDSON OWNER LLC

By:	HUDSON TELEGRAPH ASSOCIATES, L.P., its managing member

	By:	Sixty Hudson Management LLC, general partner

		By:	/s/ Kenneth Carmel
		Name:	Kenneth Carmel
Manager

COLO PROPERTIES, INC.

By:	/s/ Rory Cutaia
Name:	Rory Cutaia
Title:	CEO President